Exhibit 99.1

Newfield Exploration Discloses Year-End 2010 Reserves

Proved and probable reserves grow to 6.2 Tcfe

Proved oil reserves increase 20% over prior year

PV-10 Value of proved reserves increases more than 80% with acceleration of oil developments

FOR IMMEDATE RELEASE

Houston – (February 7, 2011) -- Newfield Exploration Company (NYSE: NFX) today announced that its proved oil reserves at year-end 2010 totaled more than 200 MMBbls, a 20% increase over year-end 2009 proved oil reserves. The significant rise in the quantity of proved oil reserves contributed to more than an 80% increase in the present value of Newfield’s proved reserves, discounted at 10%, (PV-10 Value), which totaled $6.8 billion at year-end 2010.  See “Explanation of Non-GAAP Financial Measures” found at the end of this release.

Year-end 2010 Reserve Highlights:

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Proved and probable (2P) reserves at December 31, 2010 were 6.2 Tcfe, a 12% increase over 2P reserves at year-end 2009. On a 2P basis, Newfield replaced more than 350% of its 2010 production with the addition of new reserves.

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Proved reserves at December 31, 2010 were 3.7 Tcfe, an increase of approximately 3% over proved reserves at year-end 2009. Proved developed reserves increased to approximately 58% as compared to 53% at year-end 2009. At year-end 2010, 33% of proved reserves were oil as compared to 28% at year-end 2009. The Company’s reserve life index is approximately 13 years.

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Newfield assumed development of its 3.7 Tcfe of proved reserves would occur during the five-year period ending December 31, 2015, and that planned activities would be funded solely through internally generated cash flow from operations.

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Of the 2.5 Tcfe of probable reserves at year-end 2010, approximately 54% otherwise meet the definition of proved undeveloped reserves except for the fact that they will be developed beyond the five-year horizon, and as such they have been classified as probable reserves in accordance with SEC regulations.

Due to higher margins in oil over natural gas investments, Newfield has shifted significant capital toward oil projects within its portfolio. The Company’s year-end reserve report reflects this business strategy. The significant increase in PV-10 at year-end 2010 was primarily related to: a) increased commodity prices; b) improved margins through increased activity in oil projects; c) the reclassification of proved natural gas reserves to probable reserves; and d) an increased percentage of proved oil reserves at year-end 2010.

As a result of the shift towards oil investments, Newfield reclassified approximately 315 Bcfe of proved reserves (nearly all natural gas), primarily in the Mid-Continent, to “probable” reserves because the deferral of development activity placed them beyond the five-year development horizon.

The significant growth in oil reserves during 2010 was primarily attributed to the Company’s Rocky Mountain business unit where total proved reserves grew nearly 30% (Monument Butte and Williston Basin increased 22% and 157%, respectively), compared to year-end 2009.

2010 Reserves and Capital Expenditures:

Newfield invested approximately $2.0 billion in 2010, including approximately $314 million on acquisitions. Tables depicting oil and gas reserves as well as capital expenditures are included below:

Proved Oil and Gas Reserves:

	Oil and Condensate (MMBbls)	Natural Gas (Bcf)	Total Natural Gas Equivalent (Bcfe)

December 31, 2009	169	2,605	3,616

Extensions, discoveries and other additions	53	338	654
Purchases of properties	2	9	22
Reserve additions	55	347	676
Sales of properties	(0.4)	(0.4)	(3)
PUD Revisions – SEC “5-Year Rule”	(5)	(285)	(315)
Price related revisions	1	50	56
Performance related revisions	0.5	(33)	(30)
Production	(16)	(192)	(288)
December 31, 2010 *	204	2,492	3,712
* Prices used for year-end 2010 reserve calculations: $4.39 per MMBtu and $79.42 per barrel, NYMEX adjusted for market differentials.

Capital Expenditures:
2010
(in millions)
Domestic property acquisitions:
Unproved	$ 243
Proved	71
Domestic exploration and development	1,502
International costs incurred	171
Total costs incurred*	$ 1,987

*Total costs incurred include $138 million of capitalized interest and overhead and $13 million of asset retirement obligations.

Background Information – Five-year Development Cut-off

Beginning with the year-end 2009, SEC guidelines limit proved undeveloped reserves to those expected to be developed within five years. In long-lived resource plays with a lengthy inventory of drilling locations, such as our Woodford Shale and Monument Butte plays, this time limit may have a material impact on the total reserves that could otherwise be recognized as proved. Accordingly, a total of approximately 1.3 Tcfe, or 54%, of Newfield’s probable reserves would meet the definition of proved undeveloped reserves except for the fact that their planned development is beyond the five-year (2011-2015) development horizon.

Explanation of Non-GAAP Financial Measures

PV-10 Value – This term is considered a non-GAAP financial measure under SEC regulations and differs from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes. Newfield believes that pre-tax PV10% Value is an important measure that can be used to evaluate the relative significance of its oil and natural gas properties and that pre-tax PV10% Value is widely used by security analysts and investors when evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. The reconciliation of Newfield's Pre-tax PV10% Value to its Standardized Measure will be provided in a future release as the information necessary to compute the Standardized Measure is not yet available.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                         Steve Campbell (281) 847-6081
                                                           Danny Aguirre (281) 668-2657
Media Relations:                             Keith Schmidt (281) 674-2650
Email:                                                 info@newfield.com

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